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                           [LETTERHEAD OF SOLOPOINT]


                                                                   EXHIBIT 10.13


October 8, 1996


Ronald J. Tchorzewski
1988 Pulsar Avenue
Livermore, CA 94550

Dear Ron:


On behalf of the Board of Directors, I am pleased to offer you the position of Vice President of Finance, reporting directly to myself, the CEO of SoloPoint. Your anticipated start date is no later than Wednesday, October 16,1996.

Your salary, will be at the $130,000 per year rate. There will be no bonus for 1996. But it is the intent of the Board of Directors to adopt a 1997 Executive Bonus Plan. You will participate in such a plan, if adopted.


You will also receive a stock option to purchase 25,000 shares of SoloPoint common stock. Your stock option will be issued in accordance with the terms set forth in SoloPoint's 1994 Incentive Stock Option Plan. The price of the optioned shares will be the fair market value of SoloPoint common stock on the date of the grant of the stock option, either at the next meeting of the Board of Directors or by written consent of the Board of Directors, as determined by the Board. Twenty-five percent of the optioned shares will vest one year after your start date, and the balance will vest monthly over the next three years (approximately 2.08% per month).


Your position is classified as professional, and therefor is "exempt" under state law. Since this is a startup company, we expect that our employees will be working substantially more than 40 hours per week. You agree that you will not have any outside employment or consulting activities without SoloPoint's written permission.


Solopoint has instituted a medical plan under TriNet Employment Group which offers four different options from which to choose - Travelers POP, Travelers EPO, HealthNet EPO and Kaiser HMO. The company pays 100% for the employee medical and dental coverage, 75% for the dependents medical coverage and does not cover the dependents dental. You will be eligible for coverage on your start date.

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In addition, you will be entitled to receive SoloPoint's employee benefits, which currently include fifteen days of paid vacation and five days sick leave per year. These benefits accrue in equal increments over the course of the year. A maximum of twenty-five vacation days may be accrued and a maximum of five vacation days may be carried over the next year.


This offer of employment is open until Friday, October 11,1996


This offer is contingent upon: (I) your providing SoloPoint with the legally required proof of your identity and authorization to work in the United States, and (ii) your completing, signing and returning to us, in the enclosed envelope, both this offer letter and the SoloPoint Employment, Confidential Information, and Invention Assignment Agreement (ECIIAA), which contains additional terms applicable to your employment. (Two copies of the ECIIA and of this letter are enclosed). Please return one of each, and keep the others for your records.


Your employment with SoloPoint is not for any specified period of time, and can be terminated by you or by us at any time, for any reason, with or without cause. Please note that this provision is a condition of your employment with SoloPoint.


This letter agreement and the enclosed ECIIAA set forth the complete agreement and understanding between you and SoloPoint concerning your employment, and supersede any prior or contemporaneous representations or understandings with respect to your employment. Any additions to or modifications of these agreements must be in writing and signed by the CEO and President of SoloPoint.


I look forward to working with you.



Sincerely yours,


/s/EDWARD M. ESBER, JR.
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Edward M. Esber, Jr.
President and CEO




By: /s/RONALD J. TCHORZEWSKI       Start Date: OCTOBER 16, 1996
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       Ronald J. Tchorzewski